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Exhibit 21.1

List of Subsidiaries

        The following is a list of the subsidiaries of Talmer Bancorp, Inc. as of March 27, 2014, including the name of each subsidiary and its jurisdiction of incorporation:

Talmer Bank and Trust	Michigan
Talmer West Bank	Michigan
Capitol Wealth Insurance Agency, Inc.	Michigan
First Place Capital Trust	Delaware
First Place Capital Trust II	Delaware
First Place Capital Trust III	Delaware
First Place Holdings, Inc.	Ohio

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  Exhibit 21.1
List of Subsidiaries